EXHIBIT 11

                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                             DECEMBER 31
                                               ----------------------------------------------------------------------
                                                   1996           1995           1994          1993           1992
                                                   ----           ----           ----          ----           ----
(A)   Net Income (Loss)                        $    68,279    $  (581,864)   $   459,290   $   843,479    $   834,705
                                               ===========    ===========    ===========   ===========    ===========

      Weighted Average of
      Common Shares Out-
      standing                                   1,608,163      1,550,685      1,541,670     1,590,653      1,308,037


      Potential Shares
      Attributable to
      Options Outstanding                            1,969         38,676        107,976       121,808         57,413
                                               -----------    -----------    -----------   -----------    -----------

(B)   Weighted Average of Common
      and Common Equivalent
      Shares Outstanding                         1,610,132      1,589,361      1,649,646     1,712,461      1,365,450
                                               ===========    ===========    ===========   ===========    ===========

      Primary Net Income (Loss) Per Common
      Share (A/B)                              $       .04    $      (.37)   $       .28   $       .49    $       .49*
                                               ===========    ===========    ===========   ===========    ===========

*Restated to reflect a five-for-four stock split, effected in the form of a 25% stock dividend to Shareholders of record on March 19, 1993.